Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-59500, 333-95605 and 333-30384) pertaining to the 1991 Equity Incentive Plan, the 1997 Equity Incentive Plan, the 1997 Non-Employee Directors’ Stock Option Plan, the Amplicon Corp. Stock Option Plan, the Tularik Matching Plan and the 1999 Employee Stock Purchase Plan of Tularik Inc., and Form S-3 (Nos. 333-67366, 333-65232 and 333-102637) of Tularik Inc. of our report dated January 27, 2003 with respect to the consolidated financial statements for the year ended December 31, 2002, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

March 14, 2003